Exhibit 10.12

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT, effective as of September 21, 2000, is entered into by and between Union Bank of California, N.A., a National Banking Association (the "Bank"), and Philip B. Flynn ("Mr. Flynn"), an individual.


         WHEREAS, Mr. Flynn currently is employed by the Bank as an Executive Vice President;

         WHEREAS, Mr. Flynn has been designated a policy making officer of the Bank and UnionBanCal Corporation ("UNBC");

         WHEREAS, the parties wish to terminate and supersede the existing terms and conditions of Mr. Flynn's employment with the Bank; and

         WHEREAS, the Bank desires to continue to secure the services of Mr. Flynn and Mr. Flynn desires to perform services for the Bank on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in this Agreement, the parties agree as follows:

         1.       REPRESENTATIONS AND WARRANTIES.
                  ------------------------------

         The Bank represents that it is fully authorized to enter into this Agreement. Mr. Flynn warrants that he is under no employment contract, bond, confidentiality agreement, or any other obligation which would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by the Bank. Mr. Flynn further warrants that he has not signed or committed to any employment or consultant duties or other obligations which would divert his attention from the duties assigned to him by the Bank under this Agreement. The parties do not intend to include within the meaning of this paragraph Mr. Flynn's service, in accordance with Bank policy, for nonprofit, charitable, or trade associations or on the boards of directors or other governing bodies of business enterprises unrelated to the Bank and not in a business competitive with a business of the Bank.

         2.       EMPLOYMENT AND DUTIES.
                  ---------------------

         The Bank will continue to employ Mr. Flynn as an Executive Vice President. Mr. Flynn also shall occupy the position of Chief Credit Officer, subject to ratification by the Bank's Board of Directors (the "Board"). Mr. Flynn hereby accepts such employment with the Bank. Mr. Flynn shall devote his time, ability, attention, energy, knowledge and skill solely and exclusively to performing all reasonable duties as an Executive Vice President and the Chief Credit Officer of the Bank as assigned to him by the Bank's Chief Executive Officer. In addition, Mr. Flynn shall continue to serve as a policy making officer of the Bank and UNBC. It is the intention of the parties that at or

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before the expiration of the initial term of this Agreement, as set forth in paragraph 3 hereof, Mr. Flynn shall relinquish the position of Chief Credit Officer upon a determination by the Bank that Mr. Flynn's services no longer are required in that capacity. Thereafter, Mr. Flynn shall be offered a position performing those duties for which he was responsible immediately prior to the effective date of this Agreement, a mutually agreeable position with comparable responsibilities and authority to that held by Mr. Flynn immediately prior to the effective date of this Agreement, or a position of greater responsibility and authority, provided that Mr. Flynn remains an employee in good standing, and subject to ratification as may be required by the Board and/or the Board of Directors of UNBC (the "UNBC Board") (when referred to collectively with the Bank's Board, the "Boards"). The Bank shall offer such position to Mr. Flynn no later than ninety (90) days prior to the expiration of the initial term of this Agreement pursuant to paragraph 3 hereof.

         3.       TERM OF AGREEMENT; RENEWAL.
                  --------------------------

         The initial term of this Agreement shall be for three (3) years, unless terminated earlier in accordance with the provisions of paragraph 7 hereof. Thereafter, this Agreement shall be renewable from year to year upon mutual agreement of the parties, subject to the provisions of paragraph 7 hereof.

         4.       COMPENSATION.
                  ------------

                  a. BASE SALARY. In consideration for Mr. Flynn's services to the Bank during the time period in which this Agreement is effective, Mr. Flynn shall receive a base salary of Three Hundred Thousand Dollars ($300,000.00) per annum to be paid in equal installments as per the Bank's salary administration program every two (2) weeks, and subject to annual review and increases at the discretion of the Executive Compensation and Benefits Committee of the Board or any other committee constituted by the Board for this purpose (as applicable, the "Committee"). Annual base salary increases shall be competitive with annual base salary increases for comparable executive positions at banks of similar size and focus, as determined at the discretion of the Committee.

                  b. SIGNING BONUS. Upon or about March 15, 2001, Mr. Flynn shall receive a one-time signing bonus in the gross amount of Three Hundred Thousand Dollars ($300,000.00). Such signing bonus shall be in lieu of any payment that otherwise is or may become payable to Mr. Flynn under the Bank's Senior Management Bonus Plan or any successor thereto (the "Bonus Plan") for the calendar year 2000 performance period, provided, however, that the payment of this additional cash compensation may be deferred at the discretion of Mr. Flynn under the Bank's Senior Management Deferred Compensation Plan or any successor thereto (the "Deferred Compensation Plan"), subject to the eligibility requirements and other terms and conditions of such Plan.

                  c. ADDITIONAL RESTRICTED STOCK. Mr. Flynn shall receive awards of six thousand (6,000) shares of restricted stock each on September 1, 2001, September 1, 2002, and September 1, 2003, respectively, provided that he is employed by the Bank on each applicable date and


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

         satisfactorily performing the duties assigned to him by the Bank, as determined by the Bank in good faith, and subject to the vesting requirements next described. Provided that Mr. Flynn is so employed by the Bank, UNBC, or one of their subsidiaries on the applicable vesting date, twenty-five percent (25%) of the award for calendar year 2001 (1,500 shares) shall vest on September 1, 2002, twenty-five percent (25%) of such award (1,500 shares) shall vest on September 1, 2003, twenty-five percent (25%) of such award (1,500 shares) shall vest on September 1, 2004, and twenty-five percent (25%) of such award (1,500 shares) shall vest on September 1, 2005. Additional restricted stock awards to Mr. Flynn in calendar years 2002 and 2003 pursuant to this subparagraph 4(d) shall be subject to four-year vesting provisions substantially similar to those set forth above. Mr. Flynn shall forfeit any portion of the award that is not vested on the date he ceases to be employed by the Bank, UNBC and their subsidiaries, unless his termination of employment arises under circumstances described in subparagraphs 7(a), 7(b), 7(d) or 7(f), in which case shares not yet awarded under this subparagraph 4(c) shall be awarded to Mr. Flynn at the time of termination, and Mr. Flynn shall become one hundred percent (100%) vested in all shares awarded to him under this subparagraph 4(c) at the time of termination if not already so vested. Except as otherwise provided for in this subparagraph 4(c), the terms and conditions of the UNBC Management Stock Plan or any successor thereto (the "UNBC Stock Plan") shall govern in all other respects the administration of the restricted stock awarded to Mr. Flynn hereunder.

         5.       ADDITIONAL BENEFITS.
                  -------------------

         During his employment under this Agreement:

                  a. BONUS. Except as limited by the provisions of subparagraph 4(b) hereof with respect to the calendar year 2000 performance period, Mr. Flynn shall be entitled to participate in the Bonus Plan, subject to the eligibility requirements and other terms and conditions of such Plan and the determinations of the administrator of such Plan. Mr. Flynn's bonus opportunity as set forth in the Employment Agreement between Mr. Flynn and the Bank dated July 1, 1999 (which has been superseded by this Agreement) shall remain unchanged, based on comparable performance by Mr. Flynn. Specifically, Mr. Flynn's target bonus under the Bonus Plan shall be sixty percent (60%) of base salary (with a maximum bonus opportunity of one hundred twenty percent (120%)), subject to annual review and increases or decreases at the discretion of the Committee.

                  b. LONG TERM INCENTIVES. Mr. Flynn shall be eligible for long term incentive awards available to policy making officers. Awards may consist of one or more types of long term incentives, including the grant of stock options and restricted stock under the UNBC Stock Plan and the award of performance shares under the UNBC Performance Share Plan or any successor thereto. Mr. Flynn's target award shall be valued at one hundred ten percent (110%) of base salary. Notwithstanding the preceding sentence, determinations of the amount of any award to Mr. Flynn shall be made at the discretion of the Committee, subject to annual review and increases or decreases, based on the median long term incentive targets for comparable executive positions at banks of similar size and focus, as determined at the discretion of the Committee.

                  c. RETIREMENT AND 401(K) PLAN. Mr. Flynn shall be entitled to participate in the Bank retirement and 401(k) plans that are now or hereafter will be in effect, subject to the eligibility requirements and other terms and conditions of such plans and the determinations of the administrator of such plans.

                  d. SUPPLEMENTAL RETIREMENT BENEFITS. During his employment under this Agreement Mr. Flynn shall be a participant under the Bank's Supplemental Executive Retirement Plan (the "SERP") and under the Union Bank Executive Supplemental Benefit Plan (the latter of which is a plan of a predecessor of the Bank); copies of each plan are attached hereto as Exhibit D. The supplemental plans referred to in the preceding sentence, together with the Bank's retirement plans now or hereafter in effect, shall collectively be referred to hereinafter as the "Retirement Plans."

                  e. INSURANCE AND WELFARE PLANS. Mr. Flynn and his eligible dependents shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plan provided by the Bank that is now or hereafter will be in effect (including participation in life, medical, disability, dental and vision insurance plans), subject to eligibility requirements and other terms and conditions of such plans and the determinations of administrators of such plans.

                  f. OTHER BENEFITS. The Bank shall provide other benefits such as a car allowance, luncheon and country club expenses, and other perquisites as determined by the Committee for similarly situated executives.

                  g. BUSINESS EXPENSES. Mr. Flynn shall be entitled to reimbursement by the Bank for such customary, ordinary and necessary business expenses as are incurred by him in the performance of his duties and activities associated with promoting or maintaining the business of the Bank. All expenses as described in this subparagraph 5(g) will be reimbursed only upon presentation by Mr. Flynn of such documentation in accordance with Bank policy and as may be reasonably necessary to substantiate that all such expenses were incurred in performance of his duties.

                  h. VACATION AND SICK LEAVE. Mr. Flynn shall be entitled to earn (i) four (4) weeks' paid vacation each year of employment under this Agreement and (ii) sick leave on the same basis as other Bank employees and subject to all accrual or accumulated maximum entitlement limitations which currently or may hereafter exist under the Bank's vacation and sick leave policies.

                  i. DEFERRED COMPENSATION. Mr. Flynn shall be entitled at his discretion to defer payment of any or all cash compensation due to him under this Agreement under the Deferred Compensation Plan, subject to the eligibility requirements and other terms and conditions of such Plan.


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

         6.       OUTSIDE ACTIVITIES AND NON-COMPETITION.
                  --------------------------------------

         During the term of this Agreement, and subject to paragraph 1, Mr. Flynn shall devote his time, ability, attention, energy, knowledge and skill to the business of the Bank. During the term of this Agreement, Mr. Flynn shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of the Bank, UNBC, or their subsidiaries, without the written approval of the Bank's Chief Executive Officer. Investments in publicly traded corporations through brokerage accounts or in mutual funds, or depositor/borrower relationships with other financial institutions are not intended to be covered by this paragraph. Following his employment with the Bank, Mr. Flynn shall not engage in unfair competition with the Bank or aid others in any unfair competition with the Bank. For purposes of this Agreement, "unfair competition" shall mean those activities prohibited or proscribed in the "Competition and Business Promotion" section of the Bank's April 1999 revision of the Business Standards of Conduct (except that the object of the prohibition or proscription shall be read as the Bank rather than a competitor). Following his employment with the Bank, Mr. Flynn shall not in any way breach the confidence that the Bank has placed in him or misappropriate any proprietary information of the Bank, as such prohibitions are described in the Bank's April 1999 revision of the Business Standards of Conduct.

         7.       TERMINATION OF EMPLOYMENT.
                  -------------------------

         This Agreement shall terminate as follows:

                  a. BY DEATH. This Agreement shall be terminated upon the death of Mr. Flynn. The Bank's total liability to Mr. Flynn in the event of termination of Mr. Flynn's employment under this subparagraph shall be limited to the payment (on his behalf) of Mr. Flynn's salary and benefits as set forth in paragraphs 4 and 5 of this Agreement through the effective date of termination.

                  b. BY DISABILITY. If, in the sole opinion of the Bank's Chief Executive Officer, governed by the exercise of good faith and supported by competent medical opinion, Mr. Flynn is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity, for a period of more than ninety (90) days in the aggregate in any twelve (12) month period, then, to the extent permitted by law, his employment with the Bank shall terminate. The Bank's total liability to Mr. Flynn in the event of termination of Mr. Flynn's employment under this subparagraph shall be limited to the payment of Mr. Flynn's salary and benefits as set forth in paragraphs 4 and 5 of this Agreement through the effective date of termination. Nothing in this paragraph 7 is intended to preclude Mr. Flynn from exercising any rights he may have under the Bank's Short Term Disability Plan or Long Term Disability Plan or any respective successors thereto, in accordance with the eligibility requirements and other terms and conditions of such plans.

                  c. FOR CAUSE. The Bank reserves the right to terminate this Agreement immediately, at any time, if, in the opinion of the Bank's Chief Executive Officer: Mr. Flynn materially and/or habitually breaches or neglects the duties which he is required to perform under the terms of this Agreement; commits any material act of dishonesty, fraud, misrepresentation, or other material act which would violate the Bank's Business Standards of Conduct; is guilty of gross carelessness or misconduct; fails to obey the lawful direction of the Bank's Chief Executive Officer or the Board; or acts in any way that has a direct, substantial and adverse effect on the Bank's reputation. Nothing in the phrase "acts in any way that has a direct, substantial and adverse effect on the Bank's reputation" as used in the preceding sentence is intended to include legally required or other reporting or disclosure by Mr. Flynn of financial information regarding the Bank in the ordinary course of his employment as an Executive Vice President or any other title or position he may hold during the term of this Agreement. The Bank's total liability to Mr. Flynn in the event of termination of Mr. Flynn's employment under this subparagraph shall be limited to the payment of Mr. Flynn's salary and benefits as set forth in paragraphs 4(a) and 5 of this Agreement through the effective date of termination.

                  d. WITHOUT CAUSE. The Bank reserves the right to terminate this Agreement without cause, for any reason and at any time, by written notice to Mr. Flynn from the Bank's Chief Executive Officer. Mr. Flynn hereby agrees that the Bank may dismiss him under this subparagraph 7(d) without regard to (i) any general or specific policies (whether written or oral) of the Bank relating to the employment or termination of its employees, or (ii) any statements made to Mr. Flynn, whether made orally or contained in any document, pertaining to Mr. Flynn's relationship with the Bank. In the event of termination under this subparagraph 7(d), and subject to the conditions set forth herein, Mr. Flynn shall be entitled to receive the payments described in (i) and (ii) below.

                           (i) If Mr. Flynn has not yet attained age 65 at the
                  time of his termination of employment, and provided Mr. Flynn has, at the time of his termination of employment, executed the "General and Special Release" (attached hereto as Exhibit
                  A), then in consideration for such Release, the Bank will provide Mr. Flynn with:

                                    (A) The greater of (I) two years of
                           separation pay payable as salary continuation on a payroll by payroll basis, in an amount equal to Mr. Flynn's base salary at the time of his termination, plus a prorated bonus amount each payroll period equal to the average of Mr. Flynn's annual bonus (excluding any amount that represents an award of long term incentives by the Bank) for the three (3) most recent bonus determination years divided by the number of payroll periods in the year, or (II) the salary continuation amount payable under the Bank's then existing separation pay plan; and

                                    (B) Benefits (other than salary
                           continuation) available and/or payable to participants at or above the level of Executive Vice


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                           Presidents for the salary continuation period under
                           the Bank's Separation Pay Plan in effect on the date of this Agreement, or, if better, under the Bank's separation pay plan in effect at the time of his termination of employment. A true and correct copy of the Plan as in effect on the date of this Agreement is attached hereto as Exhibit B.

                           (ii) The Bank will provide Mr. Flynn with salary and
                  benefits as set forth in paragraphs 4 and 5 of this Agreement through the effective date of termination.

                  A termination of this Agreement on account of Mr. Flynn's disability shall be governed by subparagraph 7(b) and not this subparagraph 7(d). In addition, in the event Mr. Flynn dies while receiving salary continuation benefits under subparagraph 7(d)(i)(A) above, then Mr. Flynn shall have the remaining salary continuation, if any, paid to his Designated Beneficiary under Exhibit C attached hereto.

                  e. BY MR. FLYNN WITHOUT CAUSE. Mr. Flynn reserves the right to terminate this Agreement for any reason (other than the reason set forth in subparagraph 7(f)) upon reasonable written notice to the Bank. The Bank's total liability to Mr. Flynn in the event of termination of Mr. Flynn's employment under this subparagraph shall be limited to the payment of Mr. Flynn's salary and benefits as set forth in paragraphs 4(a) and 5 of this Agreement through the effective date of termination.

                  f. BY MR. FLYNN FOR CAUSE. Subject to the further conditions next described, Mr. Flynn may terminate this Agreement by giving sixty
         (60) days' written notice to the Bank if he has incurred a material reduction of his duties, title or responsibility (including Mr. Flynn no longer serving in the capacity or under the title of Executive Vice President and policy making officer), a reduction in his annual base salary or a reduction in his overall compensation package below the median package for comparable executive positions at banks of similar size and focus (this peer group to be determined at the discretion of the Committee). For purposes of this subparagraph 7(f), a material reduction of Mr. Flynn's duties, title or responsibility also shall mean the failure of the Bank to offer Mr. Flynn a position satisfying the conditions set forth in paragraph 2 hereof, or the failure of the Board or Boards to ratify Mr. Flynn's acceptance of such position, provided, however, that Mr. Flynn remains an employee in good standing at the time such event is to occur pursuant to paragraph 2 of this Agreement. In order to elect to terminate this Agreement pursuant to this subparagraph 7(f), Mr. Flynn must submit the written notice to the Bank within sixty (60) days of the reduction. Mr. Flynn shall not be entitled to elect to terminate this Agreement pursuant to this subparagraph 7(f) if prior to Mr. Flynn's termination date the Bank corrects the deficiency upon which Mr. Flynn's resignation is based. In the event that Mr. Flynn is entitled to and elects to terminate this Agreement pursuant to this subparagraph 7(f), (i) he shall be entitled to receive salary and benefits as set forth in paragraphs 4 and 5 of this Agreement through the effective date of termination, and (ii) if he has not yet attained age 65 at the time of his termination of employment and further has, at the time of his termination of employment, previously executed the "General and Special Release"

         (attached hereto as Exhibit A), then in consideration for such Release, the Bank will provide Mr. Flynn with the salary continuation and benefits set forth in subparagraphs 7(d)(i)(A) and (B). In the event Mr. Flynn dies while receiving salary continuation benefits described in subparagraph 7(d)(i)(A) above, then Mr. Flynn shall have the remaining salary continuation, if any, paid to his Designated Beneficiary under Exhibit C attached hereto.

                  g. RESIGNATION OF POSITIONS. Upon termination of employment for any reason whatsoever, Mr. Flynn shall be deemed to have resigned from all offices and positions with the Bank, UNBC, and their subsidiaries. Mr. Flynn agrees that, in connection with his termination under this Agreement, he will tender such written resignations as required by the Bank.

         8.       PROHIBITION OF ASSIGNMENT.
                  -------------------------

         This Agreement is personal to Mr. Flynn and he may not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Bank.

         9.       UNBC OR BANK SUCCESSOR.
                  ----------------------

         For all purposes under this Agreement, the term "UNBC" shall include any successor to UNBC's business and/or assets, by purchase, merger, consolidation, reorganization, liquidation or otherwise. For all purposes under this Agreement, the term "Bank" shall include any successor to the Bank's business and/or assets, by purchase, merger, consolidation, reorganization, liquidation or otherwise, and, in such an event, for all purposes under this Agreement, the term "UNBC" also shall mean the U.S. parent company to such successor (and, if there is no such U.S. parent company, the successor itself). This Agreement shall inure to the benefit of and be binding upon any such successor to UNBC and the Bank to which Mr. Flynn's employment is transferred.

         10.      ARBITRATION.
                  -----------

         With the exception of an action or proceeding in any court of competent jurisdiction for the purpose of obtaining injunctive relief, any controversy between the Bank, UNBC or their parent companies, subsidiaries and affiliates and Mr. Flynn or between any employee of the Bank, UNBC or their parent companies, subsidiaries and affiliates and Mr. Flynn, including, but not limited to, any controversy arising out of Mr. Flynn's employment or the termination thereof, involving the construction or application of any of the terms, provisions or conditions of this Agreement, or otherwise arising out of or relating to this Agreement and any controversy arising out of or relating to Exhibit A to this Agreement (the "General and Special Release") or involving a claim of race, sex, religious, age, disability, medical condition (in and as defined under California law), marital status, veteran status, sexual orientation or national origin discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local laws, shall be settled by arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association determined by the Committee to most closely resemble the National Employment Dispute Resolution Rules in effect on the effective date of this Agreement, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Reasonable limited discovery will be permitted in the form of the right of each party to take the deposition of one individual and any expert witness designated by the other party. Each party shall also have the right to make requests for discovery of relevant documents to the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. The Bank and Mr. Flynn each shall bear their own costs and legal fees associated with the arbitration, except that the arbitrator shall have the right in his discretion to award reasonable legal fees to the prevailing party in the arbitration. Notwithstanding the foregoing, the Bank shall bear the cost of the arbitrator (including the costs of establishing a facility for and otherwise administering the arbitration). The location of the arbitration shall be in Los Angeles, California, and the arbitration shall be conducted so as to result in the rendering of the arbitrator's decision within ninety (90) days after the original demand for arbitration. The arbitrator shall be required to issue written findings and conclusions underlying the basis of such decision.

         This paragraph 10 of this Agreement and the obligations provided for herein shall survive the termination of this Agreement and remain in full force and effect following the termination of Mr. Flynn's employment with the Bank.

         11.      LIMITATION ON PAYMENTS.
                  ----------------------

                  a. BASIC RULE. In the event Mr. Flynn becomes entitled to payments under this Agreement in connection with his termination of employment at a time when the Bank's Auditors determine that the payments result in "excess parachute payments" under section 280G of the Internal Revenue Code (the "Code"), then instead of the amounts payable under this Agreement, Mr. Flynn shall receive aggregate payments equal to the Reduced Amount, if such Reduced Amount would result in net after-tax payments to Mr. Flynn that are greater than the net after-tax payments he would have received without regard to this paragraph. For purposes of this paragraph 11, the "Reduced Amount" shall be the amount, expressed as a present value, that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Bank under section 280G of the Code. All calculations required by this paragraph 11 shall be performed by the Bank's independent auditors retained most recently prior to the transaction implicating section 280G of the Code (the "Auditors"), based on information supplied by the Bank and Mr. Flynn, and shall be binding on the Bank and Mr. Flynn. All fees and expenses of the Auditors shall be paid by the Bank.

                  b. REDUCTIONS. If the amount of the aggregate payments to Mr. Flynn must be reduced under this paragraph 11, then Mr. Flynn shall direct in which order the payments are to be reduced, but no change in the timing of any payment shall be made without the Bank's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the

         Bank that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Bank could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Bank or Mr. Flynn that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Mr. Flynn that he shall repay to the Bank, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Mr. Flynn to the Bank if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Bank to, or for the benefit of, Mr. Flynn, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

         12.      MODIFICATION.
                  ------------

         Any modification of this Agreement will be effective only if it is in writing and signed by the parties to be bound thereby.

         13.      ENTIRE AGREEMENT.
                  ----------------

         This Agreement constitutes the entire agreement between the Bank and Mr. Flynn pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with Mr. Flynn in connection with the subject matter hereof.

         14.      GOVERNING LAW.
                  -------------

                  This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of California, and the parties to this Agreement specifically consent to the jurisdiction of the courts of California over any action arising out of or related to this Agreement.

         15.      SEVERABILITY.
                  ------------

         If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

         16.      WAIVER.
                  ------

         The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.


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

         17.      NOTICES.
                  -------

         All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, when deposited in the United States mail, registered or certified, postage prepaid, or when delivered to a messenger service, addressed as follows:

                  To the Bank:          Paul Fearer
                                        Executive Vice President
                                        Union Bank of California, N.A.
                                        400 California Street
                                        San Francisco, CA 94104

or to the then current Director of Resources of the Bank at the time the notice is given.

                  To Mr. Flynn:         Philip B. Flynn
                                        Executive Vice President
                                        Union Bank of California, N.A.
                                        445 South Figueroa Street
                                        Los Angeles, CA 90071

or to Mr. Flynn at such home address as may be reflected in the Bank's records at the time the notice is given.

         18.      EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE.
                  ---------------------------------------------

         If at the time of a determination under this Agreement no Committee is in existence, references to the Committee under this Agreement shall be deemed to be references to the Board.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         19.      WITHHOLDING TAXES.
                  -----------------

         The Bank shall withhold and deduct all applicable federal and local taxes, as required by applicable laws, from any payments made under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents.



Dated:  _______________                     UNION BANK OF CALIFORNIA, N.A.



                                            By_________________________________
                                               Paul Fearer
                                               Executive Vice President



Dated:  _______________                     ____________________________________
                                                      Philip B. Flynn

                                    EXHIBIT A

                           GENERAL AND SPECIAL RELEASE


         1. In return for the benefits provided for in subparagraphs 7(d)(i) or 7(f)(ii) of the Employment Agreement entered into as of October 1, 2000 (the "Agreement"), the adequacy of which as consideration is hereby acknowledged, Philip B. Flynn (hereinafter "Mr. Flynn") hereby fully releases and forever discharges Union Bank of California, N.A., its parent, affiliated, and subsidiary corporations, its and their successors and assigns, and the past and present officers, directors, employees, shareholders, agents and employee benefit plans of each (hereinafter collectively the "Bank") from any and all actions, causes of action, claims, demands, damages, and liabilities of whatsoever kind or character, in law or in equity, now known or unknown, suspected or unsuspected, past or present, that he has ever had or currently may have against them or any of them including, but not limited to, claims of race, sex, religious, age, disability, medical condition (in and as defined under California law), marital status, veteran status, sexual orientation or national origin discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and any other federal, state or local laws, arising out of or in any way related to Mr. Flynn's employment with the Bank or the termination of that employment. Mr. Flynn further agrees not to institute in any state or federal court any action or claim of any kind against the Bank. Execution of this document by Mr. Flynn operates as a complete bar and defense against any and all current claims of any type that may be made by Mr. Flynn against the Bank, provided, however, that nothing in this release is intended to affect Mr. Flynn's right to seek a remedy in arbitration to resolve any controversy arising out of the construction or application of the terms, provisions or conditions of the Agreement.

         2. Mr. Flynn and the Bank understand and expressly agree that the release granted in Paragraph 1 extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, which Mr. Flynn may have against the Bank arising from or related to his employment with the Bank or the termination of that employment and that any and all rights granted to Mr. Flynn under Section 1542 of the California Civil Code or any analogous state law, federal law, or regulation are hereby expressly waived. Section 1542 of the California Civil Code provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         3. Mr. Flynn has read this instrument, has had the opportunity of consulting with an attorney regarding it, and signs it voluntarily and with the intention of being bound by it. Mr. Flynn understands that he is waiving legal rights by signing this Release.

         4. Mr. Flynn acknowledges that he has been given at least twenty-one (21) days within which to consider this Release. Mr. Flynn understands that he may revoke this Release upon written notice to the Bank within seven (7) days after execution of it and that this Release will not become effective or unenforceable until the eighth (8th) day after its execution.



Dated:  _______________                     ____________________________________
                                                       Philip B. Flynn

                                    EXHIBIT C

                         UNION BANK OF CALIFORNIA, N.A.
                             BENEFICIARY DESIGNATION
                           UNDER EMPLOYMENT AGREEMENT


Name:  Philip B. Flynn

Social Security Number:  ______-____-______

If I die while receiving salary continuation payments under subparagraphs 7(d) or 7(f) of the Employment Agreement entered into as of October 1, 2000, then any payments remaining to be made shall be paid to the person to whom I am married at the time of my death. IN THE EVENT I HAVE NO SPOUSE AT THE TIME OF MY DEATH, THEN PAYMENT IS TO BE MADE AS FOLLOWS [CHECK ONE BOX ONLY]:

[  ]     To all of my children who survive me in equal shares. [Please provide names and addresses below.] The term "children" means natural or legally adopted children but excludes stepchildren (if not adopted).

[  ]     To my estate.

[  ]     Other [please enter a description , and provide names and addresses, if necessary]:

         ____________________________________________________________

         ____________________________________________________________

         ____________________________________________________________



         IN THE EVENT NO DESIGNATED BENEFICIARY SURVIVES ME, ANY REMAINING PAYMENTS SHALL BE MADE TO MY ESTATE.

The names and addresses of my beneficiaries are as follows [please use a separate sheet if necessary]:

1.       Name:  _________________________ Relationship:  _______________

         Address:  _____________________________________________________

2.       Name:  _________________________ Relationship:  _______________

         Address:  _____________________________________________________

3.       Name:  _________________________ Relationship:  _______________

         Address:  _____________________________________________________

4.       Name:  _________________________ Relationship:  _______________

         Address:  _____________________________________________________

This beneficiary designation is to take effect on the date when it is received by the Director of Human Resources of Union Bank of California, N.A., and it supersedes any prior designations that I may have made under the above-referenced Employment Agreement.


Dated:  _______________                   ____________________________________
                                                      Philip B. Flynn


Date of receipt:  ________________


























                                      -2-